UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2007

ROME BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-27481	16-1573070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 W. Dominick Street, Rome, New York 13440-5810
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (315) 336-7300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

          On January 24, 2007, Rome Bancorp, Inc. ("the Company") issued a press release announcing its financial results for the quarter and twelve months ended December 31, 2006. The press release also announced the declaration of a quarterly dividend in the amount of 8.0 cents ($0.08) per common share, payable February 20, 2007 to stockholders of record as of February 5, 2007. A copy of the press release is attached as Exhibit 99.1.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or
Standard; Transfer of Listing

          In its January 24, 2007 press release, the Company announced that it received a Nasdaq Staff Deficiency Letter on January 19, 2007 indicating that, following the resignation of T. Richard Leidig from the Company’s Board of Directors effective December 31, 2006, the Company was not in compliance with Marketplace Rule 4350(d)(2)(A) as a result of not continuously having at least three independent Board members on its Audit Committee. The Nasdaq letter advised that the Company was within the cure period to regain compliance and was not subject to delisting from Nasdaq as a result of the deficiency unless it failed to fill the vacancy no later than the Company’s next annual meeting of shareholders or June 29, 2007.

          On January 24, 2007, the Board appointed Bruce R. Engelbert to the Audit Committee. Mr. Engelbert, age 69, is a retired President of Engelbert’s Jewelers, Inc., a retail jewelry business with one store in Rome and another in New Hartford, New York. Mr. Engelbert has been a director of The Rome Savings Bank since 1982, and a director of the Company since 1999. On January 24, 2007 the Company received notice from Nasdaq that it has determined that the Company is again in compliance with Marketplace Rule 4350(d)(2)(A) and that it considers the matter closed. A copy of the Company's press release is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	The following exhibit is furnished with this report:

	Exhibit No.	Description

	99.1	Press release issued by Rome Bancorp, Inc. on January 24, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROME BANCORP, INC.

	By:	/s/ Charles M. Sprock
Charles M. Sprock Chairman of the Board, President and Chief Executive Officer
Date: January 25, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 24, 2007.